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Exhibit 3.2.4

WRITTEN CONSENT IN LIEU OF
MEETING OF THE BOARD OF DIRECTORS
OF SPORT-HALEY, INC.

        We, the undersigned, being all of the members of the Board of Directors of Sport-Haley, Inc., a Colorado corporation (the "Corporation") do hereby vote for, adopt, approve and consent to the following resolutions and actions contemplated thereby, it being our understanding and intention that the execution of this Written Consent shall have the same affect as if a meeting of the Board of Directors had been properly called pursuant to notice and all directors had been present and voted in favor of the resolutions presented herein.

    RESOLVED, that Section 6 of the Amended and Restated Bylaws of the Corporation, be modified to read as follows:

    Section 6. Chief Executive Officer/Operating Officer. Either the chairman, the president, or a vice-president may be designated and named the chief executive officer of the corporation and/or the chief operating officer. Subject to the direction and supervision of the board of directors, the responsibility of having general charge of the business, affairs, and property of the corporation and control over its officers, agents and employees and the responsibility for general and active management of the corporation and the responsibility for seeing that all orders and resolutions of the board of directors are carried into effect may be divided by the board of directors between the chief executive officer and the chief operating officer in such manner as the board of directors may choose to establish. In the absence of such division, the chief operating officer is to be responsible of day-to-day management and for non-management employees, while the chief executive officer is to be responsible for all else. In the absence of, or the failure to designate a chief operating officer, the chief executive officer shall act as chief operating officer unless otherwise directed by the board of directors.

        IN WITNESS WHEREOF, the undersigned, being all the members of the Board of Directors of this Corporation, have hereunto set their hands on the date set forth below, the resolutions contained herein to be effective as of March 15, 2002.

/s/ R G TOMLINSON R.G. Tomlinson
/s/ KEVIN M. TOMLINSON Kevin M. Tomlinson
/s/ MARK J. STEVENSON Mark J. Stevenson
/s/ JAMES H. EVEREST James H. Everest
/s/ ROBERT W. HALEY Robert W. Haley
/s/ RONALD J. NORICK Ronald J. Norick

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  Exhibit 3.2.4